10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund

Diversified Bond Fund
Household Finance Corp

  10/18/01
Cost:
   $1,999,740

%of Offering Purchase

   0.100%
Broker:
Morgan Stanley & Co. Inc.
Underwriting Synicate Members:
Banc of America Secs LLC
Morgan Stanley & Co. Inc.
Salomon Smith Barney Inc.
ABN AMRO Inc.
First Union Securities, Inc.